UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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The Andersons, Inc.
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THE ANDERSONS, INC.
480 West Dussel Drive
Maumee, Ohio 43537

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 2, 2014

The following information supplements and amends the proxy statement (the “Proxy Statement”) of The Andersons, Inc. (“we,” “our,” or the “Company,”) furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) for the 2014 Annual Meeting of Shareholders (the “Annual Meeting). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined in the Supplement have the meaning given to them in the Proxy Statement, and this Supplement also takes into account the Company’s February 2014 three-for-two stock split. This Supplement is being filed with the Securities and Exchange Commission (the “Commission”) and being made available to shareholders on April 18, 2014.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Supplemental Disclosure Concerning Proposal 2

Reasons Why the Board Believes Shareholders Should Vote to Approve the 2014 Plan

We are asking our shareholders to approve the 2014 Plan because we believe that awards that may be issued under the 2014 Plan, including equity-based incentives, are a vital component of total direct compensation. These types of awards allow us to compensate employees based on company performance or for retention purposes and provide incentives to build long-term shareholder value. If the 2014 Plan is not approved, then upon expiration of the existing plan we will no longer be able to provide the equity-based incentives that we believe play a pivotal role in our ability to attract and retain key personnel essential to our long-term growth and financial success.

The Company believes in effectively managing its equity compensation programs while minimizing shareholder dilution. For this reason, the Compensation & Leadership Development Committee considered both the Company’s “burn rate” and our “overhang” percentage in evaluating the impact of the 2014 Plan on our shareholders. The number of shares requested under the 2014 Stock Plan was determined with the assistance of our consultants and included consideration of our historical grant practices, our anticipated share needs, and our desire to have sufficient shares to make grants to prospective employees, current employees, and non-employee directors for at least the next five years. The “cost” or dilutive effect was found by the Compensation & Leadership Development Committee to be reasonable in the light of market practice.

We believe that the authorization of 1,750,000 shares of common stock, in addition to providing sufficient shares for equity awards through 2019, will appropriately limit potential overhang and allow us to maintain burn rates within reasonable boundaries. However, this share authorization could last for either a shorter or longer period of time if our actual grant practice differs, or our share price changes, materially. In addition, the Compensation & Leadership Development Committee retains full discretion under the 2014 Plan to determine the number and amount of awards to be granted under the 2014 Plan, subject to the terms of the 2014 Plan, and future benefits that may be received by participants under the 2014 Plan are not determinable at this time.

Overhang

Overhang (measuring the potential dilution of earnings and voting power to shareholders from the issuance of equity awards) is generally calculated as the sum of all equity awards outstanding plus shares available for future grant under a plan, divided by common shares outstanding. The table below provides a summary of our three-year historical overhang and anticipated overhang if the 2014 Plan is approved:

Overhang
3-Year Historical Average (2011-2013)	5.5%
Estimated Overhang Upon Approval of 2014 Plan	8.0%

Burn Rate

Burn rate or run rate (measuring the annual usage of shares) is generally calculated as the number of shares granted divided by the total number of shares outstanding, and generally demonstrates how quickly a company uses available shares. The table below provides a summary of our four-year burn rate under the existing plan (through April 18, 2014)

Burn Rate
4-Year Historical Average Burn Rate (2011-2014)	0.69%

The Board of Directors recommends a vote FOR approval of the 2014 Plan.